Exhibit 99.1

FRONTDOOR NAMES JESSICA ROSS AS NEW CFO

Salesforce executive brings deep public and private company experience in consumer business,

retail, healthcare and tech industries

MEMPHIS, Tenn.— (Dec. 5, 2022) – Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, announced today that it has appointed Jessica P. Ross as Senior Vice President and Chief Financial Officer, replacing Brian Turcotte, who will step down on December 30, 2022. To ensure a smooth leadership transition, Turcotte will remain with the company through March 31, 2023 as an advisor to the CEO.

“We thank Brian for his dedicated service over the past 10 years with Frontdoor and our former parent, ServiceMaster. We are thrilled to have Jessica joining the Frontdoor team at a pivotal moment in our transformation,” said Bill Cobb, Frontdoor chairman and CEO. “She is a supremely talented and qualified finance and business executive who brings over 20 years of cross-functional experience and a passion for creating business opportunities.”

“I am incredibly inspired by Frontdoor’s vision for the future of home services,” Ross said. “I look forward to leveraging my financial, strategic and operational experience to fuel the company through its next stage of growth as we transform the business, grow our share of the home services category and increase value for our shareholders.”

Jessica Ross

Ross brings over two decades of cross-industry finance and digital transformation experience scaling companies across multiple stages of growth. She joins Frontdoor from Salesforce.com (NYSE: CRM) where she currently serves as Executive Vice President, Enterprise Strategy and Operational Excellence, and prior to that as Executive Vice President, Finance Chief Transformation Officer. During her tenure, she has played a central role in modernizing and scaling the global finance organization and in developing and delivering on Salesforce’s plan for efficient growth at scale.

Prior to Salesforce, Ross served at Stitch Fix (NASDAQ: SFIX), an online personal clothing and styling service, as Vice President and Chief Accounting Officer, where she played a critical role in their 2017 IPO and in their post-IPO transition to a public company.

Her professional experience also includes 12 years of public accounting experience at Arthur Andersen and Deloitte, and executive finance leadership roles at Kaiser Permanente and the Gymboree Corporation.

Ross maintains an active CPA license from the state of California. Her formal education includes an MBA from The Wharton School of the University of Pennsylvania, and a BS in Business Administration from U.C. Berkeley’s Walter A. Haas School of Business.

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About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,000 pre-qualified contractor firms that employ an estimated 60,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With more than 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by Frontdoor pursuant to United States securities laws contain discussions of these risks and uncertainties. Frontdoor assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review Frontdoor’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via Frontdoor’s website at investors.frontdoorhome.com).